Exhibit 5.1

December 10, 2013

SAExploration Holdings, Inc.
3333 8th Street SE, 3rd Floor
Calgary, Alberta T2G 3A4

Ladies and Gentlemen:

We have acted as counsel to SAExploration Holdings, Inc. (the “Company”), a Delaware corporation formerly named Trio Merger Corp., in connection with Amendment No. 1 to the Registration Statement on Form S-4, Registration No. 333-192034 (the “Registration Statement”), filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to registration under the Securities Act of up to 1,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), proposed to be issued pursuant to the offer of the Company to exchange one Share for every ten warrants to acquire shares of common stock of the Company (the “Exchange Offer”). References in this opinion letter to the Registration Statement include the prospectus describing the Exchange Offer forming a part of the Registration Statement (the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) and Item 601(b)(8) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including, without limitation, the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and resolutions adopted by the Board of Directors of the Company. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. As to any facts which we have not independently established or verified, we have relied upon statements and representations of the Company and others.

In connection with the opinions expressed below, we have assumed that at or prior to the time of the issuance and the delivery of any Shares, (i) the Registration Statement will have been declared effective under the Securities Act, (ii) the Registration Statement will not have been modified or terminated, and (iii) there will not have occurred any change in law affecting the validity of the issuance of the Shares.

Based solely upon the foregoing and subject to the limitations and qualifications stated herein and in the Registration Statement:

1.	We are of the opinion that the Shares to be issued by the Company pursuant to the Registration Statement, when issued and delivered in the manner and for the consideration stated in the Registration Statement, will be validly issued, fully paid, and non-assessable.

SAExploration Holdings, Inc.
December 10, 2013

2.	The opinions set forth in the Registration Statement pertaining to federal income tax law in the Prospectus under the headings “Material U.S. Federal Income Tax Consequences —Tax Consequences to U.S. Holders—Exchange of Warrants for Common Stock ” and “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Exchange of Warrants for Common Stock”, to the extent they contain statements of United States federal income tax law or legal conclusions with respect thereto, constitute our opinions regarding the material U.S. federal income tax consequences of the Exchange Offer described in the Prospectus to holders of warrants of the Company.

The opinion set forth in paragraph 1 above is limited in all respects to the General Corporation Law of the State of Delaware and the reported judicial decisions interpreting such law. The opinions set forth above in paragraph 2 are limited in all respects to the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and related administrative pronouncements and judicial precedents, and we note that such opinions are not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

The opinions expressed herein are based upon facts covered by our opinion and the above-referenced laws and authorities, each as in existence on this date. Such laws and authorities may be repealed, revoked, or modified at any time, and any such change may have retroactive effect. We assume no obligation to update or supplement such opinions to reflect any change or developments in the application or interpretation of any such laws or authorities that may occur, or any fact or circumstance that may come to our attention, after the date of this letter.

This opinion letter is intended solely for use in connection with the issuance of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. Each opinion expressed herein is a legal opinion only and does not constitute a guaranty or warranty of the matters stated. The opinions herein are limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the reference to our firm under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibits 5.1 and 8.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Strasburger & Price, L.L.P.

Strasburger & Price, L.L.P.